                                                                      EXHIBIT 11

                                  ARQULE, INC.



         STATEMENT REGARDING COMPUTATION OF UNAUDITED NET LOSS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                              THREE MONTHS                  NINE MONTHS
                                                                  ENDED                        ENDED
                                                              SEPTEMBER 30,                SEPTEMBER 30,
                                                          1997           1996             1997            1996
                                                        ----------------------         ------------------------
                                                                     (PRO FORMA)                      (PRO FORMA)

Net income (loss) (unaudited)                           $   303        $(1,437)        $   (427)        $(2,191)
                                                        =======        =======         ========         =======

Weighted average shares outstanding (unaudited):
      Common stock                                       11,850            523           10,767             523
      Common stock equivalent options                     1,146             --               --              --
      Assumed conversion of preferred stock                  --          6,220               --           6,216
      Shares issuable pursuant to SAB 83 using
          the treasury stock method                          --              0               --             471
                                                        -------        -------         --------         -------

            Total shares                                 12,996          6,743           10,767           7,210
                                                        =======        =======         ========         =======

Net income (loss) per share (unaudited)                 $  0.02        $ (0.21)        $  (0.04)        $ (0.30)
                                                        =======        =======         ========         =======

* Fully diluted loss per share in 1997 would be identical and therefore is not presented.











                                      -15-